Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
THIRD QUARTER 2017 RESULTS

Houston, Texas
November 9, 2017
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) (the “Company”) today reported a net loss attributable to the Company of $81.4 million, or $3.91 per diluted share, for its third quarter ended September 30, 2017 (“current quarter”) on operating revenues of $61.4 million compared to net loss attributable to the Company of $2.8 million, or $0.13 per diluted share, for the quarter ended June 30, 2017 (“preceding quarter”) on operating revenues of $57.9 million. As further described in the “H225 Update” section of this press release, the Company recorded non-cash impairment charges of approximately $117 million in the current quarter primarily related to its H225 helicopters, capital parts and related inventory. Excluding the impact of non-cash impairment charges, net loss attributable to the Company would have been $6.2 million, or $0.30 per diluted share.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was negative $110.5 million in the current quarter compared to positive $11.9 million in the preceding quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was positive $6.7 million in the current quarter compared to $7.5 million in the preceding quarter. Losses on asset dispositions were $0.1 million in the current quarter compared to gains of $5.1 million in the preceding quarter. Special items in the current quarter consisted of the $117.0 million non-cash impairment charges primarily related to the Company’s H225 helicopters. Special items in the preceding quarter consisted of $0.6 million of severance-related expenses due to changes in senior management.
“We experienced an increase in oil and gas customer activity in the third quarter, as evidenced by the 15% sequential quarter improvement in operating revenues in our oil and gas service line,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “Profitability in the third quarter was adversely impacted by $0.6 million of expenses to prepare helicopters for new customer contracts, $1.0 million of expenses due to the correction of immaterial accounting errors related to prior periods, $1.9 million of non-routine professional services fees, and a high volume of engine overhaul expense ($2.8 million higher than the trailing four quarter average). Despite this elevated level of expenses, Era continued to generate positive operating cash flow for the 22nd consecutive quarter.”
Sequential Quarter Results
Operating revenues in the current quarter were $3.5 million higher compared to the preceding quarter primarily due to higher utilization in our oil and gas operations. These increases were partially offset by the absence of the benefit from lease return charges recognized in the preceding quarter.
Operating expenses were $2.7 million higher in the current quarter primarily due to increased repairs and maintenance costs related to the timing of repairs, as well as increased fuel and personnel expenses resulting from increased activity.
Administrative and general expenses were $1.0 million higher in the current quarter primarily due to an increase in professional services fees and the correction of immaterial accounting errors, partially offset by a decrease in compensation costs due to the recognition of severance expenses in the preceding quarter.

In the preceding quarter, we sold or otherwise disposed of a hangar in Alaska, two helicopters and related equipment resulting in gains of $5.1 million. There were no significant asset dispositions in the current quarter.
Income tax benefit was $44.5 million higher primarily due to the impairment of our H225 helicopters in the current quarter.
Net income attributable to noncontrolling interest in subsidiary was $0.2 million in the current quarter compared to a net loss of $0.3 million in the preceding quarter. The increase was due to an increase in income in Colombia resulting from a new short-term contract and higher utilization.
Calendar Quarter Results
Operating revenues in the current quarter were $3.6 million lower compared to the quarter ended September 30, 2016 (“prior year quarter”) primarily due to lower utilization of light helicopters in our U.S. oil and gas operations, fewer search and rescue (“SAR”) subscribers and the end of air medical contracts. These decreases were partially offset by increased utilization of heavy and medium helicopters in our U.S. oil and gas operations.
Operating expenses were $3.6 million higher in the current quarter primarily due to increased repairs and maintenance expenses in the current quarter due to the timing of repairs and the recognition of credits in the prior year quarter following the removal of our H225 helicopters from power-by-the-hour maintenance programs. This increase was partially offset by decreases in personnel, fuel and other operating expenses.
Administrative and general expenses were $1.4 million higher in the current quarter primarily due to increased professional services fees and the correction of immaterial accounting errors, partially offset by lower compensation costs.
Depreciation expense was $0.4 million lower in the current quarter primarily due to certain assets becoming fully depreciated and asset dispositions subsequent to the prior year quarter, partially offset by new heavy helicopters placed in service in the current year.
Income tax benefit was $45.2 million in the current quarter compared to an income tax expense of $0.1 million in the prior year quarter. The income tax benefit was primarily due to the impairment of our H225 helicopters in the current quarter.
Net loss attributable to the Company was $81.4 million in the current quarter compared to $0.6 million in the prior year quarter. EBITDA was $125.8 million lower in the current quarter compared to the prior year quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $8.9 million lower in the current quarter. Losses on asset dispositions were $0.1 million in the current quarter compared to $0.2 million in the prior year quarter. Special items in the current quarter consisted of the $117.0 million non-cash impairment charges primarily related to the Company’s H225 helicopters.
Capital Commitments
We had unfunded capital commitments of $118.6 million as of September 30, 2017, of which $7.4 million is payable during the remainder of 2017 with the balance payable through 2019. We may terminate $114.3 million of our total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than aggregate liquidated damages of $2.6 million. The noncancellable portion of our commitments payable during the remainder of 2017 is $2.8 million.
Included in these capital commitments are agreements to purchase five AW189 heavy helicopters, one S92 heavy helicopter and five AW169 light twin helicopters. The AW189 and S92 helicopters are scheduled to be delivered in 2018 and 2019. Delivery dates for the AW169 helicopters have yet to be determined. In addition, we had outstanding options to purchase up to ten additional AW189 helicopters. If these options are exercised, the helicopters would be scheduled for delivery beginning in 2019 through 2020.

Liquidity
As of September 30, 2017, we had $26.9 million in cash balances and $124.6 million of remaining availability under the senior secured revolving credit facility (the “Facility”) for total liquidity of $151.5 million. As of September 30, 2017, our senior secured leverage ratio, as defined in the Facility, was 1.3x compared to the current covenant requirement of not more than 3.50x, and our interest coverage ratio was 2.6x compared to the current covenant requirement of not less than 1.75x. The non-cash impairment charges primarily related to our H225 helicopters, discussed elsewhere in this press release, do not impact these covenant calculations under the Facility.
H225 Update
Due to an accident in April 2016 involving an Airbus Helicopters H225 model helicopter (also known as an EC225LP) operated by another helicopter company, the majority of the offshore oil and gas fleet of H225 and AS332 L2 model helicopters remains on operational suspension. In February and April 2017, the Accident Investigation Board Norway (“AIBN”) published additional preliminary reports that updated and expanded findings from the investigation into the accident. The AIBN’s investigation remains ongoing. In July 2017, the civil aviation authorities in each of Norway and the United Kingdom published directives that set forth the requirements with respect to the return to service of these helicopter models. Prior to a return to service, an operator must comply with an EASA directive issued on June 23, 2017 that requires the replacement of, and prescribes reduced service limits and inspections with respect to, identified parts and the installation of, and prescribes maintenance protocols with respect to, a new EASA-approved full flow magnetic plug device to support the inspection of the main gearbox oil system particle detection. In addition, an operator must develop a return to service plan for the applicable helicopter model that must be approved by the relevant regulatory authority. Such a plan would need to include a detailed safety case, outlining specific maintenance processes, tooling and training requirements.
Since the accident, we believe that H225 helicopters have only returned to service in offshore oil and gas missions in a few countries in Asia. During the current quarter, we noted certain events that led us to come to the belief that there will not be a broad-based return to service of the H225 and AS332 L2 helicopter models in the offshore oil and gas industry. Therefore, during the current quarter, we determined that our H225 helicopters are no longer interchangeable with the remainder of our fleet and should be evaluated for impairment. We performed an impairment analysis on the H225 helicopters, capital parts and related inventory and determined that the carrying value exceeded the fair value. We recorded a non-cash impairment charge of approximately $117 million to record the assets at their respective fair values.
On November 21, 2016, we filed a lawsuit in the District Court of Dallas County, Texas against Airbus Helicopters, Inc. and Airbus Helicopters S.A.S. alleging breaches of various contracts between us, fraudulent inducement and unjust enrichment in connection with the sale by Airbus of H225 model helicopters to us. We seek compensation for our monetary damages in an amount to be determined. We cannot predict the ultimate outcome of the litigation, and we may spend significant resources pursuing our legal remedies against Airbus.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, November 10, 2017, to review the results for the third quarter ended September 30, 2017. The conference call can be accessed as follows:
All callers will need to reference the access code 1119678.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (877) 548-7914
Outside the U.S.: Operator Assisted International Dial-In Number: (719) 325-4904

Replay
A telephone replay will be available through November 24, 2017 by utilizing the above numbers and access code. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through November 24, 2017. The accompanying investor presentation will be available on November 9, 2017 on Era’s website at www.erahelicopters.com
For additional information concerning Era Group, contact Jennifer Whalen at (713) 369-4636 or visit Era Group’s website at www.erahelicopters.com.
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group provides helicopters and related services to customers and third-party helicopter operators in other countries, including Argentina, Brazil, Colombia, the Dominican Republic, India and Suriname. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era Group’s helicopters are used to perform emergency air medical, search and rescue, firefighting, utility, VIP transport and flightseeing services. Era Group also provides a variety of operating lease solutions and technical fleet support to third party operators as well as offering unmanned aerial solutions.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a small number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record; the impact of increased United States (“U.S.”) and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of older helicopters; the Company’s reliance on information technology; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings, including the risks related to the Company’s ability to recover damages from the manufacturer of the H225 model helicopter; the incurrence of significant costs in connection with the Company’s pursuit of legal remedies, including those against the manufacturer of the H225 model helicopter; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the Company’s ability to remediate the material weaknesses it has identified in its internal controls over financial reporting described in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 and in its Annual Report on Form 10-K for the year ended December 31, 2016; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2016, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's periodic reporting on Form 8-K (if any), which are incorporated by reference.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating revenues	$61,385	$65,006	$173,790	$190,939
Costs and expenses:
Operating	43,987	40,371	123,079	132,074
Administrative and general	10,928	9,504	31,211	26,871
Depreciation and amortization	12,103	12,519	35,635	37,976
Total costs and expenses	67,018	62,394	189,925	196,921
Gains (losses) on asset dispositions, net	(122)	(246)	5,048	4,034
Loss on impairment	(117,018)	—	(117,018)	—
Operating income (loss)	(122,773)	2,366	(128,105)	(1,948)
Other income (expense):
Interest income	206	466	641	1,170
Interest expense	(4,097)	(4,003)	(11,620)	(12,881)
Foreign currency gains (losses), net	12	(33)	(96)	577
Gain on debt extinguishment	—	—	—	518
Other, net	(33)	34	(29)	63
Total other income (expense)	(3,912)	(3,536)	(11,104)	(10,553)
Loss before income taxes and equity earnings	(126,685)	(1,170)	(139,209)	(12,501)
Income tax expense (benefit)	(45,237)	69	(48,066)	(2,177)
Loss before equity earnings	(81,448)	(1,239)	(91,143)	(10,324)
Equity earnings, net of tax	233	437	1,069	1,062
Net loss	(81,215)	(802)	(90,074)	(9,262)
Net loss (income) attributable to noncontrolling interest in subsidiary	(233)	242	219	6,822
Net loss attributable to Era Group Inc.	$(81,448)	$(560)	$(89,855)	$(2,440)

Loss per common share, basic and diluted:	$(3.91)	$(0.03)	$(4.34)	$(0.12)

Weighted average common shares outstanding, basic and diluted:	20,844,376	20,384,348	20,715,686	20,322,167

EBITDA	$(110,458)	$15,323	$(91,526)	$38,248
Adjusted EBITDA	$6,560	$15,323	$26,107	$37,730
Adjusted EBITDA excluding gains	$6,682	$15,569	$21,059	$33,696

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016
Operating revenues	$61,385	$57,878	$54,527	$56,289	$65,006
Costs and expenses:
Operating	43,987	41,335	37,757	37,789	40,371
Administrative and general	10,928	9,902	10,381	9,335	9,504
Depreciation and amortization	12,103	11,978	11,554	11,339	12,519
Total costs and expenses	67,018	63,215	59,692	58,463	62,394
Gains (losses) on asset dispositions, net	(122)	5,061	109	753	(246)
Loss on impairment	(117,018)	—	—	—	—
Operating income (loss)	(122,773)	(276)	(5,056)	(1,421)	2,366
Other income (expense):
Interest income	206	185	250	(429)	466
Interest expense	(4,097)	(3,934)	(3,589)	(4,444)	(4,003)
Foreign currency gains (losses), net	12	(136)	28	(570)	(33)
Gain on debt extinguishment	—	—	—	—	—
Other, net	(33)	(8)	12	6	34
Total other income (expense)	(3,912)	(3,893)	(3,299)	(5,437)	(3,536)
Loss before income taxes and equity earnings	(126,685)	(4,169)	(8,355)	(6,858)	(1,170)
Income tax expense (benefit)	(45,237)	(726)	(2,103)	(1,180)	69
Loss before equity earnings	(81,448)	(3,443)	(6,252)	(5,678)	(1,239)
Equity earnings, net of tax	233	371	465	30	437
Net loss	(81,215)	(3,072)	(5,787)	(5,648)	(802)
Net loss (income) attributable to noncontrolling interest in subsidiary	(233)	285	167	110	242
Net loss attributable to Era Group Inc.	$(81,448)	$(2,787)	$(5,620)	$(5,538)	$(560)

Loss per common share, basic and diluted:	$(3.91)	$(0.13)	$(0.27)	$(0.27)	$(0.03)

Weighted average common shares outstanding, basic and diluted:	20,844,376	20,789,537	20,509,463	20,433,155	20,384,348

EBITDA	$(110,458)	$11,929	$7,003	$9,384	$15,323
Adjusted EBITDA	$6,560	$12,544	$7,003	$9,384	$15,323
Adjusted EBITDA excluding gains	$6,682	$7,483	$6,894	$8,631	$15,569

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016
Oil and gas:(1)
U.S.	$36,578	$32,081	$30,341	$31,709	$35,961
International	16,764	14,284	17,167	14,881	17,306
Total oil and gas	53,342	46,365	47,508	46,590	53,267
Dry-leasing	2,558	6,606	3,279	3,719	2,664
Emergency Response Services (2)	2,550	2,771	3,740	5,980	5,854
Flightseeing	2,935	2,136	—	—	3,221
	$61,385	$57,878	$54,527	$56,289	$65,006

FLIGHT HOURS BY LINE OF SERVICE(3) (unaudited)

	Three Months Ended
	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016
Oil and gas:(1)
U.S.	6,732	5,693	5,219	6,294	7,628
International	2,754	2,205	2,636	2,477	3,005
Total oil and gas	9,486	7,898	7,855	8,771	10,633
Emergency Response Services (2)	90	131	481	885	1,084
Flightseeing	906	673	—	—	970
	10,482	8,702	8,336	9,656	12,687
____________________

(1)	Primarily oil and gas services, but also includes revenues and flight hours from utility services, such as firefighting, and VIP transport.

(2)	Includes revenues and flight hours from SAR and air medical services.

(3)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016
ASSETS	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents	$26,896	$28,878	$26,339	$26,950	$32,144
Receivables:
Trade, net of allowance for doubtful accounts	38,608	32,824	34,840	32,470	34,300
Tax receivables	2,811	3,000	3,166	3,461	—
Other	2,486	3,172	2,396	2,716	6,490
Inventories, net	21,985	24,296	25,232	25,417	26,615
Prepaid expenses	2,439	2,518	2,535	1,579	1,799
Escrow deposits	—	—	3,779	3,777	190
Total current assets	95,225	94,688	98,287	96,370	101,538
Property and equipment	983,798	1,164,048	1,154,835	1,154,028	1,175,131
Accumulated depreciation	(299,294)	(353,830)	(343,659)	(332,219)	(347,113)
Net property and equipment	684,504	810,218	811,176	821,809	828,018
Equity investments and advances	29,894	29,852	29,727	29,266	29,595
Intangible assets	1,126	1,129	1,133	1,137	1,141
Other assets	5,021	5,593	6,096	6,591	11,177
Total assets	$815,770	$941,480	$946,419	$955,173	$971,469

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,326	$12,884	$9,032	$8,876	$9,132
Accrued wages and benefits	8,350	8,708	6,881	8,507	9,077
Accrued interest	3,325	527	3,365	529	3,363
Accrued income taxes	38	291	689	666	550
Accrued other taxes	2,098	1,145	1,447	2,139	2,311
Accrued contingencies	1,288	1,334	1,189	1,447	1,543
Current portion of long-term debt	2,191	2,161	2,199	1,237	1,539
Other current liabilities	2,406	2,590	2,846	2,222	2,470
Total current liabilities	35,022	29,640	27,648	25,623	29,985
Long-term debt	215,025	221,354	225,946	230,139	232,655
Deferred income taxes	177,704	222,724	223,442	225,472	227,417
Deferred gains and other liabilities	1,069	944	924	1,301	4,280
Total liabilities	428,820	474,662	477,960	482,535	494,337

Redeemable noncontrolling interest	4,002	3,769	4,054	4,221	4,331
Equity:
Era Group Inc. stockholders’ equity:
Common stock	215	215	215	211	211
Additional paid-in capital	442,948	441,595	440,164	438,489	437,291
Retained earnings	(57,331)	24,117	26,904	32,524	38,062
Treasury shares, at cost	(2,974)	(2,968)	(2,968)	(2,899)	(2,855)
Accumulated other comprehensive income, net of tax	90	90	90	92	92
Total equity	382,948	463,049	464,405	468,417	472,801
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$815,770	$941,480	$946,419	$955,173	$971,469

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain items noted in the reconciliation below that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended					Nine Months Ended
	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
Net loss	$(81,215)	$(3,072)	$(5,787)	$(5,648)	$(802)	$(90,074)	$(9,262)
Depreciation and amortization	12,103	11,978	11,554	11,339	12,519	35,635	37,976
Interest income	(206)	(185)	(250)	429	(466)	(641)	(1,170)
Interest expense	4,097	3,934	3,589	4,444	4,003	11,620	12,881
Income tax expense (benefit)	(45,237)	(726)	(2,103)	(1,180)	69	(48,066)	(2,177)
EBITDA	$(110,458)	$11,929	$7,003	$9,384	$15,323	$(91,526)	$38,248
Special items (1)	117,018	615	—	—	—	117,633	(518)
Adjusted EBITDA	$6,560	$12,544	$7,003	$9,384	$15,323	$26,107	$37,730
Losses (gains) on asset dispositions, net	122	(5,061)	(109)	(753)	246	(5,048)	(4,034)
Adjusted EBITDA excluding gains	$6,682	$7,483	$6,894	$8,631	$15,569	$21,059	$33,696
____________________

(1)	Special items include the following:

•	In the three months ended September 30, 2017, non-cash impairment charges of $117.0 million primarily related to the impairment of the Company’s H225 model helicopters;

•	In the three months ended June 30, 2017, $0.6 million of severance-related expenses due to changes in senior management; and

•	In the nine months ended September 30, 2016, a gain of $0.5 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes.

The Facility requires that the Company maintain certain financial ratios on a rolling four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated under the Facility differently than as presented elsewhere in this release.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016
Heavy:
S92	3	3	2	2	2
H225	9	9	9	9	9
AW189	4	4	2	2	2
	16	16	13	13	13

Medium:
AW139	36	36	36	36	38
S76 C+/C++	5	5	5	6	6
B212	6	6	7	7	7
B412	—	—	—	—	1
	47	47	48	49	52

Light—twin engine:
A109	7	7	7	7	7
EC135	15	15	15	16	17
EC145	3	3	4	5	5
BK117	2	2	2	2	3
BO105	3	3	3	3	3
	30	30	31	33	35

Light—single engine:
A119	14	14	14	14	14
AS350	26	26	27	27	27
	40	40	41	41	41
Total Helicopters	133	133	133	136	141
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(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.